EXHIBIT 8.1

[Orrick, Herrington & Sutcliffe LLP Letterhead]

October 11, 2006

Synthetic Fixed-Income Securities, Inc.
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288

Re:	Synthetic Fixed-Income Securities, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have advised Synthetic Fixed-Income Securities, Inc., a Delaware corporation (the ‘‘Registrant’’) with respect to certain federal income tax aspects in connection with the registration statement on Form S-3 (File No. 333-135656) filed by the Registrant with the Securities and Exchange Commission (the ‘‘Commission’’) on July 7, 2006, (as amended, the ‘‘Registration Statement’’) and relating to the issuance from time to time in one or more series (each, a ‘‘Series’’) of trust certificates (the ‘‘Securities’’) that are registered on such Registration Statement. The Registration Statement was filed with the Commission under the Securities Act of 1933, as amended (the ‘‘Act’’). As set forth in the Registration Statement, each Series of Securities will be issued by a separate trust to be formed by the Registrant (each, a ‘‘Trust’’) under and pursuant to the conditions of a trust agreement (each, an ‘‘Agreement’’), each to be identified in the prospectus supplement for such Series of Securities, a form of which has been included as part of the Registration Statement.

Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appear under the heading ‘‘Material Federal Income Tax Consequences’’ in the form of prospectus and the form of prospectus supplement, each of which has been included as part of the Registration Statement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion, to the extent they constitute matters of law or legal conclusions with respect thereto, the description is accurate in all material respects, and we hereby confirm and adopt that description as our opinion herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent we do not consider that we are ‘‘experts,’’ within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP